Apple REIT Nine


Hilton Garden

Corporate Profile

Apple REIT Nine, Inc. is a real estate investment trust focused on the ownership of income-producing real estate. Our focus is to acquire high-quality properties that generate attractive returns for our shareholders. On August 15, 2008, the Apple REIT Nine portfolio consisted of one property with a total of 125 guestrooms.

Mission

Apple REIT Nine, Inc. is a premier real estate investment company committed to providing maximum value for our shareholders.

Corporate Headquarters

814 East Main Street
Richmond, VA 23219
(804) 344-8121
(804) 344-8129 fax

Investor Information

Kelly Clarke
Director, Investor Services
kclarke@applereit.com

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economics and business conditions; competitors within the hotel industry; the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth; and the ability to repay or refinance debt as it becomes due. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this letter will prove to be accurate. In addition, the timing and level of distributions to shareholders are within the discretion of the company's board of directors. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.

August 15, 2008

Dear Shareholder:

It is my pleasure to welcome you as an investor to Apple REIT Nine, Inc. Through strategic acquisitions and the conscientious operation of our assets, our real estate investment trust strives to provide you with the highest possible returns while growing the value of your investment over time.

Since fundraising began on April 25, 2008, David Lerner Associates, Inc. has raised total gross proceeds of $228 million. Their incredible fundraising efforts allow us the opportunity to purchase properties on an all-cash basis. We anticipate that the strength of our capital resources will help us to secure purchase contracts at favorable prices, given the current state of the nation's economy where financing options are limited for competing buyers. With a total fundraising goal of $2 billion, it is our intention that the Apple REIT Nine portfolio will be strategically diversified throughout the United States. We intend to acquire high quality income-producing real estate and currently are targeting hotels that are part of the well-known Marriott® and Hilton® families of brands. I am confident that our unique buying advantage makes now an opportune time to develop an attractive portfolio of real estate.

I am pleased to announce that the first acquisition and commencement of operations for Apple REIT Nine took place on July 31, 2008, with the purchase of a 125-room Hilton Garden Inn® in Tucson, Arizona. The property is favorably located just outside of the Tucson International Airport, near downtown Tucson and within close proximity to numerous companies. We continue to identify hotels for acquisition and have a number under contract which we anticipate will close in the coming months.

The Company's first monthly dividend distributions were sent to our shareholders in June of this year, representing an eight percent annual return on an $11 share price. Due to the timing of acquisitions and strong fundraising, a portion of your 2008 dividend will be a return of capital. Future dividend payments are scheduled on or about the fifteenth day of each month.

It is an honor to have you as an investor with us, and I can assure you that our team at Apple REIT Nine is committed to maximizing the value of your investment. I look forward to growing this Company with you.



Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

All references to "Marriott" mean Marriott International and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this correspondence, whether relating to the hotel information, operating information, financial information, Marriott's relationship with Apple REIT Nine, Inc. or otherwise. Marriott is not involved in any way whether as an "issuer" or "underwriter" or otherwise in the Apple REIT Nine offering and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this correspondence, and the grant by Marriott of any franchise or other rights to Apple REIT Nine shall not be construed as any expression of approval or disapproval. Marriott has not assumed and shall not have any liability in connection with this correspondence.

All references to "Hilton" mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this correspondence, whether relating to hotel information, operating information, financial information, Hilton's relationship with Apple REIT Nine, Inc., or otherwise. Hilton is not involved in any way, whether as an "issuer" or "underwriter" or otherwise, in the Apple REIT Nine offering and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this correspondence, and the grant by Hilton of any franchise or other rights to Apple REIT Nine shall not be construed as any expression of approval or disapproval. Hilton has not assumed and shall not have any liability in connection with this correspondence.